                                             As Filed Pursuant to Rule 424(b)(3)
                                             Registration No. 333-46930


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 17, 2001)
--------------------------------------------------------------------------------

[UBS AG LOGO]
                                     UBS AG
                                  $75,000,000
                          18.5% GOALs due May 28, 2002
--------------------------------------------------------------------------------
     Each note being offered has the terms described beginning on page S-14, including the following:

- Issuer:             UBS AG
- Issue:              $75,000,000 USD principal amount
                      of GOALs due May 28, 2002 linked
                      to shares in the common stock of
                      Motorola, Inc.
- Coupon:             18.5% per annum, payable
                      semi-annually in arrears on each
                      May 28 and November 28 which shall
                      be composed of (1) an interest
                      coupon representing a rate of 6.5%
                      per annum and (2) a coupon
                      representing an option premium of
                      12.0% per annum
- Initial price of    $22.375 per share, subject to
  underlying stock    antidilution adjustments
  (strike price):
- Key dates:          Trade: November 21, 2000
                      Settlement: November 28, 2000
                      Determination: May 22, 2002
                      Maturity: May 28, 2002

- Proceeds at maturity are based on the closing price of Motorola, Inc. common stock three business days before Maturity:

  If the closing price of Motorola, Inc. common stock is at or above the initial price per share of $22.375, holders will receive a cash payment equal to the principal amount of their GOALs.

  If the closing price of Motorola, Inc. is lower than the initial price per share of $22.375, holders will receive 44.6927 shares of Motorola, Inc. common stock for each $1,000 principal amount of their GOALs (the stock redemption amount). Fractional shares will be paid in cash. The number of shares received for each $1,000 invested was calculated by dividing the initial price per share of $22.375 into $1,000. The stock redemption amount and the initial price per share of $22.375 (strike price) may change due to stock splits or other corporate actions.

- Calculation agent: UBS Warburg LLC

- Listing: GOALs have been approved for listing on the American Stock Exchange under the symbol "GUL.A"

SEE "RISK FACTORS BEGINNING ON PAGE S-5 FOR RISKS RELATED TO AN INVESTMENT IN THE GOALS

                                                             PRICE TO      UNDERWRITING    PROCEEDS TO
                                                              PUBLIC         DISCOUNT        UBS AG
------------------------------------------------------------------------------------------------------
Per GOAL..................................................     100%           2.0%            98.0%
------------------------------------------------------------------------------------------------------
Total.....................................................  $75,000,000    $1,500,000      $73,500,000
------------------------------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The GOALs are not deposit liabilities of UBS AG and are not insured by the Federal Deposit Insurance Corporation, an independent agency of the United States Government, or any other governmental agency of the United States, Switzerland or any other jurisdiction.

UBS AG may use this prospectus supplement and accompanying prospectus in the initial sale of any GOAL. In addition, UBS AG, UBS Warburg LLC, PaineWebber Incorporated or any other affiliate of UBS AG may use this prospectus supplement and accompanying prospectus in a market-making transaction for any GOAL after its initial sale. Unless UBS AG or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

UBS WARBURG                                                 UBS PAINEWEBBER INC.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 21, 2001.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary.........   S-3
Risk Factors..........................   S-5
  The GOALs are not ordinary senior
     notes: there is no guaranteed
     return of principal..............   S-5
  The value of the GOALs cannot exceed
     the stated principal amount at
     maturity.........................   S-5
  You may not have an active trading
     market in the GOALs..............   S-5
  The market price of the GOALs will
     be influenced by unpredictable
     factors..........................   S-5
  If the market price of Motorola,
     Inc. common stock changes, the
     market value of your GOALs may
     not change in the same manner....   S-6
  Trading and other transactions by
     UBS AG or its affiliates in the
     common stock of Motorola, Inc.,
     or options and other derivative
     products on the common stock of
     Motorola, Inc. may impair the
     value of the GOALs...............   S-6
  UBS AG business activities may
     create conflicts of interest
     between you and us...............   S-7
  You have no shareholder rights......   S-7
  UBS AG and its affiliates have no
     affiliation with Motorola, Inc.,
     and are not responsible for
     Motorola, Inc.'s public
     disclosure of information,
     whether contained in SEC filings
     or otherwise.....................   S-7
  You have limited antidilution
     protection.......................   S-7
  There are potential conflicts of
     interest between you and the
     calculation agent................   S-8
  We can postpone the maturity date if
     a market disruption event
     occurs...........................   S-8
  Significant aspects of the tax
     treatment of the GOALs are
     uncertain........................   S-8
Historical Performance of Motorola,
  Inc.................................   S-9
Sensitivity Analysis: Comparison of
  Total Return of the GOALs at
  Maturity Against Owning the
  Underlying Stock....................  S-11
Valuation of the GOALs................  S-13
Specific Terms of the GOALs...........  S-14
Use of Proceeds and Hedging...........  S-25
Supplemental Tax Considerations.......  S-26
ERISA Considerations..................  S-31
Supplemental Plan of Distribution.....  S-32

PROSPECTUS

Prospectus Summary.......................    3
Cautionary Note Regarding Forward-Looking
  Information............................    7
Where You Can Find More Information......    8
Incorporation of Information About UBS...    8
Presentation of Financial Information....    9
Limitations on Enforcement of U.S. Laws
  Against UBS AG, Its Management and
  Others.................................   10
Capitalization of UBS....................   10
UBS......................................   11
Use of Proceeds..........................   13
Description of Notes We May Offer........   14
Considerations Relating to Indexed
  Notes..................................   51
Considerations Relating to Notes
  Denominated or Payable In or Linked to
  a Non-U.S. Dollar Currency.............   54
U.S. Tax Considerations..................   57
Tax Considerations Under The Laws of
  Switzerland............................   68
ERISA Considerations.....................   69
Plan of Distribution.....................   70
Validity of the Notes....................   72
Experts..................................   72

Prospectus Supplement Summary

The following is a summary of the terms of the GOALs, as well as considerations relating to purchasing a GOAL. All of the information set forth in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and the accompanying prospectus.

SUMMARY OF TERMS

The GOALs are issued by UBS AG with a 18.5% annual coupon paid semi-annually and repayment at maturity linked to the performance of Motorola, Inc. common stock. If the closing price of Motorola, Inc. common stock on May 22, 2002 (the determination date) is at or above the initial price per share of $22.375 (strike price), you will receive a cash payment at maturity equal to the principal amount of the GOALs you hold. If, however, the closing price of Motorola, Inc. common stock is lower than the initial price per share of $22.375, you will receive 44.6927 shares of common stock of Motorola, Inc. for each $1,000 principal amount of the GOALs you hold. Fractional shares will be paid in cash. The number of shares received for each $1,000 invested was calculated by dividing the initial price per share of $22.375 into $1,000. The stock redemption amount and the initial price per share of $22.375 (strike price) may change due to stock splits or other corporate actions.

WHO SHOULD CONSIDER PURCHASING GOALS?

Investors who seek high current income and who are willing to accept the risk of owning equities in general and the common stock of Motorola, Inc. in particular. These are investors who anticipate that the common stock of Motorola, Inc. will either remain unchanged or appreciate or depreciate only to a limited degree during the period of the GOALs.

Investors who are unwilling to own the common stock of Motorola, Inc. or who seek the lower risk (and accept the lower returns) of money market, treasury or agency bonds or other traditional fixed income instruments should not purchase a GOAL.

SELECTED PURCHASE CONSIDERATIONS

- ENHANCED COUPON. The GOALs provide a higher coupon than would generally be paid on bonds of an issuer with a comparable credit rating.

- ENHANCED POTENTIAL YIELD. In the event that the stock price of Motorola, Inc. remains relatively unchanged, GOALs may provide enhanced performance to investors compared with owning Motorola, Inc. common stock.

- DIVERSIFICATION. The GOALs linked to the common stock of Motorola, Inc. may help to broaden an existing portfolio mix of stocks, bonds, mutual funds and cash.

- EXCHANGE LISTING. The GOALs have been approved for listing on the American Stock Exchange. However, there can be no guarantee of liquidity in the secondary market.

- U.S. SETTLEMENT.  The GOALs traded and are settled in the U.S. market.

SELECTED RISK CONSIDERATIONS

An investment in GOALs involves significant risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the "Risk Factors" section of this Prospectus Supplement, beginning on page S-5.

- MARKET RISKS. GOALs are exposed to the same downside price risk as the common stock of Motorola, Inc. and do not provide protection of principal. GOALs do not have the same price appreciation potential as the underlying stock. At maturity, the value of the GOALs cannot appreciate above their principal amount.

- LIQUIDITY. There may be little or no secondary market for the GOALs. While UBS Warburg LLC and other affiliates of UBS AG intend to make a market in the GOALs, if a holder needs to liquidate GOALs prior to maturity, he or she may have to sell the GOALs at a substantial discount from the principal amount if the market price of the common stock of Motorola, Inc. is at, below, or not sufficiently above the initial market price. You should be willing to hold your GOALs until maturity.

CONSIDERATIONS RELATING TO TAXATION

The terms of GOALs require (in the absence of an administrative or judicial ruling of the contrary) that you treat your GOALs for tax purposes as consisting of two components: (1) a non-contingent debt instrument issued by us and (2) a put option on the common stock of Motorola, Inc. which you sold to us. Under this tax treatment, the interest paid is divided into two components for tax purposes. The interest on the debt component is taxed as ordinary income in the year it is received or accrued depending on your method of accounting for tax purposes. The option component is generally not taxed until sale or maturity. At maturity, the option component is taxed as a short term capital gain if the Motorola, Inc. stock price is at or above the initial stock price. If the stock has declined in value and the final payment on the GOALs is paid in shares of Motorola, Inc. common stock, the option component reduces the cost basis of the stock received.

The United States federal income tax consequences of your investment in GOALs is uncertain. In the opinion of our counsel, Sullivan & Cromwell, it is reasonable to treat your GOALs as described above, but it would also be reasonable to treat the GOALs as a single contingent debt instrument subject to the special tax rules governing contingent debt instruments. BECAUSE OF THIS UNCERTAINTY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF YOUR INVESTMENT IN GOALS. For a more complete discussion of the United States federal income tax consequences of your investment in GOALs, including tax consequences applicable to non-United States persons and persons who purchase GOALs in the secondary market, please see the discussion under "Supplemental Tax Considerations -- Supplemental U.S. Tax Considerations."

--------------------------------------------------------------------------------

Risk Factors

The GOALs are not secured debt and are riskier than ordinary unsecured debt securities. The return on the GOALs is linked to the performance of Motorola, Inc. common stock and there is no guaranteed return of principal. Investing in the GOALs is NOT equivalent to investing directly in Motorola, Inc. common stock. This section describes the most significant risks relating to the GOALs. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE GOALS.

THE GOALS ARE NOT ORDINARY SENIOR NOTES: THERE IS NO GUARANTEED RETURN OF PRINCIPAL

The GOALs combine features of equity and debt. The terms of the GOALs differ from those of ordinary debt securities in that we will NOT pay you a fixed amount at maturity if the market price of Motorola, Inc. common stock is less than $22.375 on the determination date. In that event, our payment to you at the maturity date will be 44.6927 shares of Motorola, Inc. common stock per $1,000 face amount of GOALs. THEREFORE, IF THE MARKET PRICE OF MOTOROLA, INC. COMMON STOCK ON THE DETERMINATION DATE IS LESS THAN $22.375, WE WILL PAY YOU AN AMOUNT OF MOTOROLA, INC. COMMON STOCK WITH A MARKET VALUE LESS THAN THE PRINCIPAL AMOUNT OF THE GOALS. ACCORDINGLY, YOU CAN LOSE SOME OR ALL OF THE AMOUNT THAT YOU INVEST IN THE GOALS. See "-- Sensitivity Analysis" below.

THE VALUE OF THE GOALS CANNOT EXCEED THE STATED PRINCIPAL AMOUNT AT MATURITY

The value of the principal amount paid or shares of Motorola, Inc. exchanged at the maturity date will NOT exceed the principal amount of the GOALs. If the market price of Motorola, Inc. common stock on the determination date is equal to or exceeds $22.375, you will not receive common stock or any other asset with the value of the common stock. Instead, you will receive the principal amount of the GOALs. UNDER NO CIRCUMSTANCES WILL YOU RECEIVE A PRINCIPAL AMOUNT AT MATURITY GREATER THAN THE PRINCIPAL AMOUNT OF THE GOALS THAT YOU HOLD AT THAT TIME.

YOU MAY NOT HAVE AN ACTIVE TRADING MARKET IN THE GOALS

You should be willing to hold your GOALs until the maturity date. There may be little or no secondary market for the GOALs. Although the GOALs have been approved for listing on the American Stock Exchange, it is not possible to predict whether a secondary market will develop for the GOALs. Even if a secondary market for the GOALs develops, it may not provide significant liquidity or trade at prices advantageous to you. UBS Warburg LLC and other affiliates of UBS AG currently intend to act as market makers for the GOALs but they are NOT required to do so. UBS Warburg LLC or any other affiliate of UBS AG may stop making a market in the GOALs at any time.

THE MARKET PRICE OF THE GOALS WILL BE INFLUENCED BY UNPREDICTABLE FACTORS

The value of the GOALs may move up or down between the date you purchase them and the determination date when we determine the amount to be paid to holders of the GOALs on the maturity date. Therefore, you may sustain a significant loss if you sell the GOALs in the secondary market during that time. Several factors, many of which are beyond our control, will influence the value of the GOALs. WE EXPECT THAT GENERALLY THE MARKET PRICE OF MOTOROLA, INC. COMMON STOCK ON ANY DAY WILL AFFECT THE VALUE OF THE GOALS MORE THAN ANY OTHER SINGLE FACTOR. Other factors that may influence the value of the GOALs include:

- the frequency and magnitude of changes in price of Motorola, Inc. common stock (volatility)

- the dividend rate on Motorola, Inc. common stock (while not paid to holders of the GOALs, dividend payments, if any, on the common stock of Motorola, Inc. may have an influence on the market price of the common stock and therefore on the GOALs)

RISK FACTORS
--------------------------------------------------------------------------------

- economic, financial, political and regulatory or judicial events that affect stock markets generally which may also affect the market price of Motorola, Inc. common stock

- interest and yield rates in the market

- the time remaining to the maturity of the GOALs

- the creditworthiness of UBS AG

While it is possible that the GOALs could trade above their principal amount prior to maturity, the likelihood of such an increase is limited because the amount payable at maturity will not exceed the principal amount of the GOALs and by the market factors set forth above. Even if the GOALs did trade above their principal amount prior to maturity, the only way to realize such a market premium would be to sell your GOALs in a secondary market transaction, if such a transaction were available. MOREOVER, IF YOU SELL YOUR GOALS PRIOR TO MATURITY, YOU MAY HAVE TO SELL THEM AT A SUBSTANTIAL DISCOUNT FROM THEIR PRINCIPAL AMOUNT IF THE MARKET PRICE OF MOTOROLA, INC. COMMON STOCK IS AT, BELOW, OR NOT SUFFICIENTLY ABOVE THE INITIAL PRICE PER SHARE.

IF THE MARKET PRICE OF MOTOROLA, INC. COMMON STOCK CHANGES, THE MARKET VALUE OF YOUR GOALS MAY NOT CHANGE IN THE SAME MANNER

Owning the GOALs is not the same as owning common stock of the Motorola, Inc. Accordingly, the market value of your GOALs may not have a direct relationship with the market price of Motorola, Inc. common stock and changes in the market price of Motorola, Inc. common stock may not result in a comparable change in the market value of your GOALs. If the price of the common stock of Motorola, Inc. increases above the initial price per share of $22.373, the market value of the GOALs may not increase. It is also possible for the price of the common stock of Motorola, Inc. to increase while the market price of the GOALs declines.

TRADING AND OTHER TRANSACTIONS BY UBS AG OR ITS AFFILIATES IN THE COMMON STOCK OF MOTOROLA, INC., OR OPTIONS AND OTHER DERIVATIVE PRODUCTS ON THE COMMON STOCK OF MOTOROLA, INC. MAY IMPAIR THE VALUE OF THE GOALS

As described below under "Use of Proceeds and Hedging," we or one or more affiliates may hedge our obligations under the GOALs by purchasing Motorola, Inc. common stock, options on that stock or other derivative instruments with returns linked to or related to changes in the value of Motorola, Inc. common stock and may adjust these hedges by, among other things, purchasing or selling Motorola, Inc. common stock, options or other derivative instruments, at any time and from time to time. Although they are not expected to, any of these hedging activities may adversely affect the price of Motorola, Inc. common stock and, therefore, the value of the GOALs. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the value of the GOALs may decline.

We or one or more of our affiliates may also engage in trading in Motorola, Inc. common stock and other investments relating to Motorola, Inc. on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the price of Motorola, Inc. common stock and, therefore, the value of the GOALs. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the value of Motorola, Inc. common stock. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the GOALs.

RISK FACTORS
--------------------------------------------------------------------------------

The indenture governing the GOALs does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of Motorola, Inc. common stock acquired by us or our affiliates. Neither we nor any of our affiliates will pledge or otherwise hold common stock of Motorola, Inc. for the benefit of holders of the GOALs in order to enable the holders to exchange their GOALs for common stock of Motorola, Inc. under any circumstances. Consequently, in the event of a bankruptcy, insolvency or liquidation involving us, any Motorola, Inc. common stock that we own will be subject to the claims of our creditors generally and will not be available specifically for the benefit of the holders of the GOALs.

UBS AG BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST BETWEEN YOU AND US

We and one or more of our affiliates may, at present or in the future, engage in business with Motorola, Inc. and its competitors, including making loans to or equity investments in Motorola, Inc. and its competitors or providing either with investment banking, asset management or other advisory services, including merger and acquisition advisory services. These activities may present a conflict between our or our affiliates' obligations and your interests as a holder of the GOALs. Moreover, we or one or more of our affiliates have published and may in the future publish research reports on Motorola, Inc. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the GOALs. Any of these activities may affect the price of the Motorola, Inc. common stock and, therefore, the value of the GOALs.

YOU HAVE NO SHAREHOLDER RIGHTS IN THE COMMON STOCK OF MOTOROLA, INC.

As an owner of GOALs, you will not have voting rights or rights to receive dividends or other distributions or any other rights that holders of common stock of Motorola, Inc. would have.

UBS AG AND ITS AFFILIATES HAVE NO AFFILIATION WITH MOTOROLA, INC., AND ARE NOT RESPONSIBLE FOR MOTOROLA, INC. PUBLIC DISCLOSURE OF INFORMATION, WHETHER CONTAINED IN SEC FILINGS OR OTHERWISE

UBS AG and its affiliates are not affiliated with Motorola, Inc. and have no ability to control or predict the actions of Motorola, Inc., including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity, and have no ability to control the public disclosure of these corporate actions or any other events or circumstances affecting Motorola, Inc. MOTOROLA, INC. IS NOT INVOLVED IN THE OFFER OF THE GOALS IN ANY WAY AND HAS NO OBLIGATION TO CONSIDER YOUR INTEREST AS AN OWNER OF GOALS IN TAKING ANY CORPORATE ACTIONS THAT MIGHT AFFECT THE VALUE OF YOUR GOALS. MOTOROLA, INC. MAY TAKE ACTIONS THAT WILL ADVERSELY AFFECT THE VALUE OF YOUR GOALS. None of the money you pay for the GOALs will go to Motorola, Inc.

Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about Motorola, Inc. contained in this prospectus supplement or in any of Motorola, Inc. publicly available filings. YOU, AS AN INVESTOR IN THE GOALS, SHOULD MAKE YOUR OWN INVESTIGATION INTO MOTOROLA, INC.

YOU HAVE LIMITED ANTIDILUTION PROTECTION

UBS Warburg LLC, as calculation agent for the GOALs, will adjust the amount payable at maturity, by adjusting the initial price per share (strike price) and the stock redemption amount for certain events affecting Motorola, Inc. common stock, such as stock splits and stock dividends, and certain other corporate actions involving Motorola, Inc., such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the Motorola, Inc.

RISK FACTORS
--------------------------------------------------------------------------------

common stock. For example, the calculation agent is not required to make any adjustments if Motorola, Inc. or anyone else makes a partial tender or partial exchange offer for the Motorola, Inc. common stock. IF AN EVENT OCCURS THAT DOES NOT REQUIRE THE CALCULATION AGENT TO ADJUST THE AMOUNT OF MOTOROLA, INC. COMMON STOCK PAYABLE AT MATURITY, THE MARKET PRICE OF THE GOALS AND THE PRINCIPAL AMOUNT OF THE GOALS PAYABLE AT THE MATURITY DATE MAY BE MATERIALLY AND ADVERSELY AFFECTED. You should refer to "Role of the Calculation Agent" below for a description of the items that the calculation agent is responsible to determine.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

As calculation agent for the GOALs, UBS Warburg LLC will calculate the payout to you at maturity of the GOALs. UBS Warburg LLC and other affiliates of UBS AG may also carry out hedging activities related to the GOALs or to other instruments, including trading in Motorola, Inc. common stock, as well as in other instruments related to Motorola, Inc. common stock. UBS Warburg LLC also trades Motorola, Inc. common stock and other financial instruments relating to Motorola, Inc. on a regular basis as part of its general broker dealer and other businesses. Any of these activities could influence UBS Warburg LLC's determination of adjustments made to the GOALs and any such trading activity could potentially affect the price of Motorola, Inc. common stock and, accordingly could affect your payout on the GOALs.

WE CAN POSTPONE THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS

If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first business day on which no market disruption event occurs or is continuing. As a result, the maturity date for the GOALs will also be postponed, although not by more than five business days. Thus, you may not receive the payment -- or, if the GOALs are to be exchanged, any delivery of Motorola, Inc. common stock -- that we are obligated to make on the maturity date until after the originally scheduled maturity date.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE GOALS ARE UNCERTAIN

You should also consider the tax consequences of investing in the GOALs. Significant aspects of the tax treatment of the GOALs are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Swiss authorities regarding the tax treatment of the GOALs, and the IRS or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "Considerations Relating to Taxation" in the summary section above, "Supplemental Tax Considerations" below, and the sections "U.S. Tax Considerations" and "Tax Considerations Under the Laws of Switzerland" in the accompanying prospectus. YOU SHOULD CONSULT YOUR TAX ADVISOR ABOUT YOUR OWN TAX SITUATION.

--------------------------------------------------------------------------------

Historical Performance of Motorola, Inc.

According to publicly available documents, Motorola, Inc. is a global leader in providing integrated communications solutions and embedded electronic solutions. These include:

- Software-enhanced wireless telephone, two-way radio, messaging and satellite communications products and systems, as well as networking and Internet-access products, for consumers, network operators, and commercial, government and industrial customers

- Embedded semiconductor solutions for customers in networking, transportation, and wireless communications and imaging and entertainment markets

- Embedded electronic systems for automotive, communications, imaging, manufacturing systems, computer and industrial markets

- Digital and analog systems and set-top terminals for broadband cable television operators

The stock is traded on the New York Stock Exchange and the Chicago Stock Exchange under the symbol "MOT". The following table sets forth the quarterly high, low and closing prices on the New York Stock Exchange for the common stock of Motorola, Inc. The information given below is for the four calendar quarters in each of 1998 and 1999, for the first three calendar quarters in 2000 and partial data for the fourth calendar quarter in 2000, through November 6, 2000. We obtained the trading price information set forth below from Dow Jones & Company, Inc., without independent verification.

YOU SHOULD NOT TAKE THE HISTORICAL PRICES OF THE INDEX STOCK AS AN INDICATION OF FUTURE PERFORMANCE.

QUARTER ENDING   QUARTERLY HIGH   QUARTERLY LOW   QUARTERLY CLOSE
--------------   --------------   -------------   ---------------
-----------------------------------------------------------------
   3/31/1998           21 61/64        17 21/64         20 1/4
   6/30/1998           20 35/64        16 3/16          17 33/64
   9/30/1998           18 51/64        13 1/64          14 19/64
  12/31/1998           21 7/16         12 51/64         20 23/64
   3/31/1999           25 51/64        20 55/64         24 27/64
   6/30/1999           32 15/64        24 13/64         31 37/64
   9/30/1999           33 47/64        27 21/64         29 21/64
  12/31/1999           49 53/64        28 21/64         49 5/64
   3/31/2000           61 35/64        39 43/64         48 43/64
   6/30/2000           52 41/64        28 43/64         30
   9/29/2000           39 3/4          27 1/4           29 1/2
   11/6/2000           29 13/16        20               24 11/16

Motorola, Inc. common stock is registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at:

-  Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549,

- Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and

-  Seven World Trade Center, 13th Floor, New York, New York 10048.

Copies of this material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information filed by Motorola, Inc. with the SEC electronically can be reviewed through a web site maintained by the SEC. The

HISTORICAL PERFORMANCE OF MOTOROLA, INC.
--------------------------------------------------------------------------------

address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by Motorola, Inc. under the Exchange Act can be located by reference to its SEC file number: 3663.

Information about Motorola, Inc. may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by Motorola, Inc. with the SEC.

WE OBTAINED THE INFORMATION ABOUT MOTOROLA, INC. IN THIS PROSPECTUS SUPPLEMENT FROM MOTOROLA, INC. PUBLIC FILINGS

This prospectus supplement relates only to the GOALs and does not relate to the common stock of Motorola, Inc. We have derived all information about Motorola, Inc. in this prospectus supplement from the publicly available documents referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any "due diligence" investigation or any inquiry of Motorola, Inc. in connection with the offering of the GOALs. We do not make any representation that the publicly available documents or any other publicly available information about Motorola, Inc. are accurate or complete. Furthermore, we do not know whether Motorola, Inc. has disclosed all events occurring before the date of this prospectus supplement -- including events that would affect the accuracy or completeness of the publicly available documents referred to above, the trading price of the underlying stock and, therefore, the exchange rate the calculation agent uses to determine the number of underlying shares you will receive if the price at maturity is below $22.375. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning Motorola, Inc. could affect the value you will receive at maturity and, therefore, the market value of the GOALs.

NEITHER WE NOR ANY OF OUR AFFILIATES MAKE ANY REPRESENTATION TO YOU AS TO THE PERFORMANCE OF THE COMMON STOCK OF MOTOROLA, INC..

We or any of our affiliates may currently or from time to time engage in business with Motorola, Inc., including making loans to or equity investments in Motorola, Inc. or providing advisory services to Motorola, Inc., including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about Motorola, Inc. and, in addition, one or more of our affiliates may publish research reports about Motorola, Inc. NONETHELESS, AS AN INVESTOR IN A GOAL, YOU SHOULD UNDERTAKE SUCH INDEPENDENT INVESTIGATION OF MOTOROLA, INC. AS IN YOUR JUDGMENT IS APPROPRIATE TO MAKE AN INFORMED DECISION WITH RESPECT TO AN INVESTMENT IN A GOAL.

--------------------------------------------------------------------------------

Sensitivity Analysis:    Comparison of Total Return of the GOALs at Maturity
Against Owning the Underlying Stock

The total return of owning GOALs compared to the common stock of Motorola, Inc. is driven by a number of factors including the price of the underlying stock at maturity, the coupon level of the GOALs, dividends paid on the stock and the reinvestment rate. In the graph and table below, we compare the total return of owning the underlying stock to the total return of owning the GOALs based on the assumptions outlined below. The actual initial price and GOALs coupon were set on the trade date. The information in the graph and table is based on hypothetical market values for the underlying stock and your GOAL. We cannot predict the market price of the underlying stock or the market value of the GOALs, nor can we predict the relationship between the two. Moreover, the assumptions we have made in connection with the illustration set forth below may not reflect actual events. Consequently, the total return that an investor in the GOALs would actually achieve, as well as how that return would compare to the total return that an investor in Motorola, Inc. common stock would actually achieve, may be very different from the information reflected in the graph and table.

Assumptions:

- Initial stock price of underlying stock: $25.00 per share (actual initial stock price of $22.375 was set on trade date)

-  Annual GOALs coupon: 17% (actual coupon of 18.5% was set on trade date)

-  Annual dividend yield: 0.64% (or $.04 per quarter)

-  Reinvestment rate for GOALs coupon and stock dividends: 0%
SENSITIVITY ANALYSIS LINE GRAPH

STOCK TOTAL RETURN                                                         GOAL TOTAL RETURN
------------------                                                         -----------------
0                                                                                  6
0                                                                                  7
1                                                                                  7
1                                                                                  7
1                                                                                  7
1                                                                                  8
2                                                                                  8
2                                                                                  8
2                                                                                  8
2                                                                                  9
3                                                                                  9
3                                                                                  9
3                                                                                  9
3                                                                                 10
4                                                                                 10
4                                                                                 10
4                                                                                 10
4                                                                                 11
5                                                                                 11
5                                                                                 11
5                                                                                 11
5                                                                                 12
6                                                                                 12
6                                                                                 12
6                                                                                 12
6                                                                                 13
7                                                                                 13
7                                                                                 13
7                                                                                 13
7                                                                                 14
8                                                                                 14
8                                                                                 14
8                                                                                 14
8                                                                                 15
9                                                                                 15
9                                                                                 15
9                                                                                 15
9                                                                                 16
10                                                                                16
10                                                                                16
10                                                                                16
10                                                                                17
11                                                                                17
11                                                                                17
11                                                                                17
11                                                                                18
12                                                                                18
12                                                                                18
12                                                                                18
12                                                                                19
13                                                                                19
13                                                                                19
13                                                                                19
13                                                                                20
14                                                                                20
14                                                                                20
14                                                                                20
14                                                                                21
15                                                                                21
15                                                                                21
15                                                                                21
15                                                                                22
16                                                                                22
16                                                                                22
16                                                                                22
16                                                                                23
17                                                                                23
17                                                                                23
17                                                                                23
17                                                                                24
18                                                                                24
18                                                                                24
18                                                                                24
18                                                                                25
19                                                                                25
19                                                                                25
19                                                                                25
19                                                                                26
20                                                                                26
20                                                                                26
20                                                                                26
20                                                                                27
21                                                                                27
21                                                                                27
21                                                                                27
21                                                                                28
22                                                                                28
22                                                                                28
22                                                                                28
22                                                                                29
23                                                                                29
23                                                                                29
23                                                                                29
23                                                                                30
24                                                                                30
24                                                                                30
24                                                                                30
24                                                                                31
25                                                                                31
25                                                                                31
25                                                                                31
25                                                                                31
26                                                                                31
26                                                                                31
26                                                                                31
26                                                                                31
27                                                                                31
27                                                                                31
27                                                                                31
27                                                                                31
28                                                                                31
28                                                                                31
28                                                                                31
28                                                                                31
29                                                                                31
29                                                                                31
29                                                                                31
29                                                                                31
30                                                                                31
30                                                                                31
30                                                                                31
30                                                                                31
31                                                                                31
31                                                                                31
31                                                                                31
31                                                                                31
32                                                                                31
32                                                                                31
32                                                                                31
32                                                                                31
33                                                                                31
33                                                                                31
33                                                                                31
33                                                                                31
34                                                                                31
34                                                                                31
34                                                                                31
34                                                                                31
35                                                                                31
35                                                                                31
35                                                                                31
35                                                                                31
36                                                                                31
36                                                                                31
36                                                                                31
36                                                                                31
37                                                                                31
37                                                                                31
37                                                                                31
37                                                                                31
38                                                                                31
38                                                                                31
38                                                                                31
38                                                                                31
39                                                                                31
39                                                                                31
39                                                                                31
39                                                                                31
40                                                                                31
40                                                                                31
40                                                                                31

SENSITIVITY ANALYSIS: COMPARISON OF TOTAL RETURN OF GOALS AT MATURITY AGAINST OWNING THE UNDERLYING STOCK.
--------------------------------------------------------------------------------

ASSUMPTIONS
Stock                        Motorola
Stock ticker                 MOT
Initial stock price          $25.00          (actual initial stock price of $22.375 was set on trade date)
Annual dividend yield        0.64%           (or $.04 per quarter)
Annual Interest on GOAL      17.00%          (actual coupon of 18.5% was set on trade date)
Term of GOAL                 18 months

                STOCK PERFORMANCE                                GOAL PERFORMANCE                  GOAL VS. STOCK
                                                                       THREE               18           GOAL
                                                                       SEMI-             MONTH     OUTPERFORMANCE
                         SIX              18 MONTH   GOAL PAYMENT     ANNUAL              GOAL   (UNDERPERFORMANCE)
               %      DIVIDEND             TOTAL    OR STOCK VALUE   INTEREST            TOTAL      VERSUS STOCK
STOCK PRICE  CHANGE  PAYMENTS(1)  TOTAL    RETURN    AT MATURITY    PAYMENTS(1)  TOTAL   RETURN    ($)       (%)
-------------------------------------------------------------------------------------------------------------------
      37.00     48%        $0.24  $37.24       49%         $25.00         $6.37  $31.37   25.5%  (5.865)   (23.5)%
      36.00     44%        $0.24  $36.24       45%         $25.00         $6.37  $31.37   25.5%  (4.865)   (19.5)%
      35.00     40%        $0.24  $35.24       41%         $25.00         $6.37  $31.37   25.5%  (3.865)   (15.5)%
      34.00     36%        $0.24  $34.24       37%         $25.00         $6.37  $31.37   25.5%  (2.865)   (11.5)%
      33.00     32%        $0.24  $33.24       33%         $25.00         $6.37  $31.37   25.5%  (1.865)    (7.5)%
      32.00     28%        $0.24  $32.24       29%         $25.00         $6.37  $31.37   25.5%  (0.865)    (3.5)%
      31.00     24%        $0.24  $31.24       25%         $25.00         $6.37  $31.37   25.5%    0.135      0.5%
      30.00     20%        $0.24  $30.24       21%         $25.00         $6.37  $31.37   25.5%    1.135      4.5%
      29.00     16%        $0.24  $29.24       17%         $25.00         $6.37  $31.37   25.5%    2.135      8.5%
      28.00     12%        $0.24  $28.24       13%         $25.00         $6.37  $31.37   25.5%    3.135     12.5%
      27.00      8%        $0.24  $27.24        9%         $25.00         $6.37  $31.37   25.5%    4.135     16.5%
      26.00      4%        $0.24  $26.24        5%         $25.00         $6.37  $31.37   25.5%    5.135     20.5%
      25.00      0%        $0.24  $25.24        1%         $25.00         $6.37  $31.37   25.5%    6.135     24.5%
      24.00    (4)%        $0.24  $24.24      (3)%         $24.00         $6.37  $30.37   21.5%    6.135     24.5%
      23.00    (8)%        $0.24  $23.24      (7)%         $23.00         $6.37  $29.37   17.5%    6.135     24.5%
      22.00   (12)%        $0.24  $22.24     (11)%         $22.00         $6.37  $28.37   13.5%    6.135     24.5%
      21.00   (16)%        $0.24  $21.24     (15)%         $21.00         $6.37  $27.37    9.5%    6.135     24.5%
      20.00   (20)%        $0.24  $20.24     (19)%         $20.00         $6.37  $26.37    5.5%    6.135     24.5%
      19.00   (24)%        $0.24  $19.24     (23)%         $19.00         $6.37  $25.37    1.5%    6.135     24.5%
      18.00   (28)%        $0.24  $18.24     (27)%         $18.00         $6.37  $24.37  (2.5)%    6.135     24.5%
      17.00   (32)%        $0.24  $17.24     (31)%         $17.00         $6.37  $23.37  (6.5)%    6.135     24.5%
      16.00   (36)%        $0.24  $16.24     (35)%         $16.00         $6.37  $22.37  (10.5)%   6.135     24.5%
      15.00   (40)%        $0.24  $15.24     (39)%         $15.00         $6.37  $21.37  (14.5)%   6.135     24.5%
      14.00   (44)%        $0.24  $14.24     (43)%         $14.00         $6.37  $20.37  (18.5)%   6.135     24.5%
      13.00   (48)%        $0.24  $13.24     (47)%         $13.00         $6.37  $19.37  (22.5)%   6.135     24.5%
             ======  ===========  ======  ========   ============   ===========  ======  ======   ======    ======
       0.00  (100)%        $0.24   $0.24     (99)%          $0.00         $6.37   $6.37  (74.5)%   6.135     24.5%

------------
(1) The reinvestment rate on dividends and interest is assumed to be 0%. A positive interest rate would increase the total return of the GOALs relative to the total return of the stock.

--------------------------------------------------------------------------------

Valuation of the GOALs

AT MATURITY. As described above, a $1,000 investment in the GOALS will be worth $1,000 if the common stock of Motorola, Inc. is equal to or above the initial stock price of $22.375. If the stock price has declined, however, you will receive a number of shares of the underlying stock. The value of your investment, therefore will equal the value of the shares you receive at maturity, which could be substantially less than the value of the original investment.

PRIOR TO MATURITY. The value of the GOALs will be affected by a number of interrelated factors including, but not limited to, supply and demand, the level of the underlying stock, the volatility and dividend level of the stock, the time remaining to maturity, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of the issuer. Generally, the value of the GOALs will tend to rise with the increase in the stock price and falling volatility, although this increase in value is limited because the value at maturity cannot exceed the principal amount of the GOALs. The value of the GOALs will generally decline as the stock price declines, stock volatility increases, and the dividend level of the stock rises. In addition, rising interest rates will on balance hurt the value of the GOALs. You should understand that the value of the GOALs is driven by a range of interrelated factors and that while the price of the stock is an important variable, it cannot be used as the sole measure to approximate value of this investment. You should not use any single variable to approximate the value of this investment.

--------------------------------------------------------------------------------

Specific Terms of the GOALs

Please note that references to "UBS", "we", "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own GOALs registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in GOALs registered in street name or in GOALs issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the GOALs should read the section entitled "Legal Ownership of Notes" in the accompanying prospectus.

The GOALs are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the GOALs. Terms that apply generally to all Series A medium-term notes are described in "Description of Notes We May Offer" in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In this prospectus supplement, when we refer to the underlying or index stock, we mean the common stock of Motorola, Inc. and when we refer to the Index Stock Issuer, we mean that company, except as noted below under "--Antidilution Adjustments--Reorganization Events--Distribution Property".

Please note that the information about the trade date, settlement date, price to public and net proceeds to UBS AG on the front cover relates only to the initial sale of the GOALs. If you have purchased GOALs in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the GOALs in more detail below.

INTEREST/OPTION PREMIUM

The GOALs bear interest from November 28, 2000 at the rate of 18.5% per annum, payable semi-annually in arrears on each May 28 and November 28, which annual interest amount shall be composed of (a) a coupon representing interest at a rate of 6.5% per annum and (b) a coupon representing an option premium of 12.0% per annum.

PAYMENT AT MATURITY

On the maturity date, we will pay as principal to the Holders of the GOALs, either:

- cash in an amount equal to 100% of the outstanding principal amount of the GOALs; or

- if the closing price for Motorola, Inc. is less than the initial price of $22.375 per share on the determination date (subject to antidilution adjustment), 44.6927 shares for each nominal amount $1,000 of GOALs (the stock redemption amount). Fractional shares will be paid in cash.

STOCK REDEMPTION AMOUNT

If the payment at maturity is in shares of Motorola, Inc., the number of shares of common stock of Motorola, Inc. received for each $1,000 invested is referred to as the stock redemption amount. The stock redemption amount is calculated by dividing $1,000 by the initial price of the shares which is set on the trade date. The stock redemption amount and the initial price (strike price) may change due to stock splits or other corporate actions. See "--Antidilution Adjustments" below.

The closing price on the trade date is referred to here as the initial price or the strike price.

SPECIFIC TERMS OF THE GOALS
--------------------------------------------------------------------------------

MATURITY DATE

The maturity date will be May 28, 2002 unless that day is not a business day, in which case the maturity date will be the next following business day. If the third business day before this applicable day is not the determination date referred to below, however, then the maturity date will be the third business day following the determination date, although the maturity date will never be later than the third business day after May 30, 2002 or, if May 30, 2002 is not a business day, later than the fourth business day after May 29, 2002. The calculation agent may postpone the determination date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the determination date. We describe market disruption events below under "--Special Calculation Provisions".

DETERMINATION DATE

The determination date will be the third business day prior to May 28, 2002, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the determination date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than May 30, 2002 or, if May 30, 2002 is not a business day, later than the first business day after May 30, 2002.

MARKET DISRUPTION EVENT

As described above, the calculation agent will use the closing price of Motorola, Inc. on the determination date to determine whether we will pay the outstanding principal amount of the GOALs or exchange the GOALs for shares of common stock of Motorola, Inc. on the maturity date. If a market disruption event occurs or is continuing on a day that would otherwise be a determination date, then the calculation agent will instead use the closing price on the first business day after that day on which no market disruption event occurs or is continuing. In no event, however, will the determination date be postponed by more than five business days.

If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the determination date. If the market price of Motorola, Inc. is not available on the last possible determination date either because of a market disruption event or for any other reason, the calculation agent will make a good faith estimate of the exchange-traded price for the common stock of Motorola, Inc. that would have prevailed in the absence of the market disruption event or such other reason on the last possible determination date.

Any of the following will be a market disruption event

- a suspension, absence or material limitation of trading in the index stock in its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

- a suspension, absence of trading or material limitation of trading in option contracts relating to the index stock, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion

- the index stock does not trade on the New York Stock Exchange, or the primary market for Motorola, Inc., as determined by the calculation agent in its sole discretion and, in any of these events, the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material

SPECIFIC TERMS OF THE GOALS
--------------------------------------------------------------------------------

portion of a hedge with respect to the GOALs that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

The following events will not be market disruption events

- a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market

- a decision to permanently discontinue trading in the option contracts relating to the index stock.

For this purpose, an "absence of trading" in the primary securities market on which option contracts related to the index stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in option contracts related to the index stock, if available, in the primary market for those contracts, by reason of any of:

-  a price change exceeding limits set by that market

-  an imbalance of orders relating to those contracts

-  a disparity in bid and ask quotes relating to those contracts will constitute a suspension or material limitation of trading in option contracts related to the index stock in the primary market for those contracts.

ANTIDILUTION ADJUSTMENTS

The calculation agent will adjust the strike price or the stock redemption amount or both as described below, if an event described below occurs and the calculation agent determines that such event has a diluting or concentrative effect on the theoretical value of the common stock of Motorola, Inc. The adjustments described below do not cover all events that could affect the value of the GOALs. We describe the risks relating to dilution above under "Risk Factors--You have limited antidilution protection".

Below you will find examples of how certain corporate actions and other events may lead to adjustments to the stock redemption amount. In each case where the stock redemption amount changes, the strike price (initial price) will generally also change. Typically, the strike price will be adjusted as follows:

The calculation agent will adjust the strike price by multiplying the prior strike price and a fraction whose numerator is the prior stock redemption amount and whose denominator is the new stock redemption amount.

New Strike Price =  Prior Strike Price X  Prior Stock Redemption Amount
                                          -----------------------------
                                           New Stock Redemption Amount

HOW ADJUSTMENTS WILL BE MADE
If one of the events described below occurs and the calculation agent determines that the event has a diluting or concentrative effect on the theoretical value of the common stock of Motorola, Inc., the calculation agent will calculate a corresponding adjustment to the strike price or the stock redemption amount or both as the calculation agent determines appropriate to account for that diluting or concentrative effect. The calculation agent will also determine the effective date of that adjustment, and the replacement of the underlying shares, if applicable, in the event of consolidation or merger. Upon making any such adjustment, the calculation agent will give notice as soon as practicable to the trustee, stating the adjustment to the strike price or redemption amount or both.

SPECIFIC TERMS OF THE GOALS
--------------------------------------------------------------------------------

If more than one event requiring adjustment occurs, the calculation agent will make such an adjustment for each event in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the strike price or the stock redemption amount or both for the first event, the calculation agent will adjust the strike price or the stock redemption amount or both for the second event, applying the required adjustment to the strike price and stock redemption amount as already adjusted for the first event, and so on for each event.

For any dilution event described below, other than a consolidation or merger, the calculation agent will not have to adjust the exchange rate unless the adjustment would result in a change to the strike price or the stock redemption amount of at least 0.1% in the strike price or stock redemption amount that would apply without the adjustment. The exchange rate resulting from any adjustment will be rounded up or down, as appropriate, to, in the case of the strike price, the nearest cent, and, in the case of the stock redemption amount, the nearest thousandth, with one-half cent and five hundred-thousandths, respectively, being rounded upward.

If an event requiring antidilution adjustment occurs, the calculation agent will make the adjustments with a view to offsetting, to the extent practical, any change in your economic position relative to the GOALs, that results solely from that event. The calculation agent may, in its sole discretion, modify the antidilution adjustments as necessary to ensure an equitable result.

The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon your written request:

The following events are those that may require an antidilution adjustment

- a subdivision, consolidation or reclassification of index stock or a free distribution or dividend of any shares of index stock to existing holders of shares of the index stock by way of bonus, capitalization or similar issue

- a distribution or dividend to existing holders of shares of index stock of

     - shares of the index stock or

     - other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of Motorola, Inc. equally or proportionately with such payments to holders of shares of index stock or

     - any other type of securities, rights or warrants in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by the calculation agent

- the declaration by Motorola, Inc. of an extraordinary or special dividend or other distribution whether in cash or shares of index stock or other assets

- a repurchase by Motorola, Inc. of index stock whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise

- any other similar event that may have a diluting or concentrative effect on the theoretical value of the index stock

- a consolidation of Motorola, Inc. with another company or merger of Motorola, Inc. with another company.

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SPECIFIC TERMS OF THE GOALS
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STOCK SPLITS
A stock split is an increase in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth less as a result of a stock split.

If Motorola, Inc. is subject to a stock split, then the calculation agent will adjust the stock redemption amount to equal the sum of the prior stock redemption amount--i.e., the stock redemption amount before that adjustment--plus the product of (1) the number of new shares issued in the stock split with respect to one share of Motorola, Inc. times (2) the prior stock redemption amount .

REVERSE STOCK SPLITS
A reverse stock split is a decrease in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth more as a result of a reverse stock split.

If Motorola, Inc. is subject to a reverse stock split, then the calculation agent will adjust the stock redemption amount to equal the product of the prior stock redemption amount and the quotient of (1) the number of outstanding shares of Motorola, Inc. outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of Motorola, Inc. outstanding immediately before the reverse stock split becomes effective.

STOCK DIVIDENDS
In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

If Motorola, Inc. is subject to a stock dividend payable in Motorola, Inc. common stock, then the calculation agent will adjust the stock redemption amount to equal the sum of the prior stock redemption amount plus the product of (1) the number of shares issued in the stock dividend with respect to one share of Motorola, Inc. common stock times (2) the prior stock redemption amount .

OTHER DIVIDENDS AND DISTRIBUTIONS
The stock redemption amount will not be adjusted to reflect dividends or other distributions paid with respect to Motorola, Inc. common stock, other than

- stock dividends described above

- issuances of transferable rights and warrants as described in "--Transferable Rights and Warrants" below

- distributions that are spin-off events described in "--Reorganization Events" below, and

- extraordinary dividends described below.

A dividend or other distribution with respect to Motorola, Inc. common stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for Motorola, Inc. common stock by an amount equal to at least 10% of the closing price of Motorola, Inc. common stock on the business day before the ex-dividend date. The ex-dividend date for any dividend or other distribution is the first day on which Motorola, Inc. common stock trades without the right to receive that dividend or distribution.

If an extraordinary dividend occurs, the calculation agent will adjust the stock redemption amount to equal the product of (1) the prior stock redemption amount times (2) a fraction, the numerator of which is the closing price of Motorola, Inc. common stock on the business day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount.

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SPECIFIC TERMS OF THE GOALS
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The extraordinary dividend amount with respect to an extraordinary dividend for
Motorola, Inc. common stock equals

- for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of Motorola, Inc. common stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for Motorola, Inc. common stock, or

- for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on Motorola, Inc. common stock that is a dividend payable in Motorola, Inc. common stock, an issuance of rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the stock redemption amount only as described in "--Stock Dividends" above, "--Transferable Rights and Warrants" below or "--Reorganization Events" below, as the case may be, and not as described here.

TRANSFERABLE RIGHTS AND WARRANTS
If Motorola, Inc. issues transferable rights or warrants to all holders of Motorola, Inc. common stock to subscribe for or purchase Motorola, Inc. common stock at an exercise price per share that is less than the closing price of Motorola, Inc. common stock on the business day before the ex-dividend date for the issuance, then the stock redemption amount will be adjusted by multiplying the prior stock redemption amount by the following fraction

- the numerator will be the number of shares of Motorola, Inc. common stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of Motorola, Inc. common stock offered for subscription or purchase under those transferable rights or warrants, and

- the denominator will be the number of shares of Motorola, Inc. common stock outstanding at the close of business on the day before that ex-dividend date plus the product of (1) the total number of additional shares of Motorola, Inc. common stock offered for subscription or purchase under the transferable rights or warrants times (2) the exercise price of those transferable rights or warrants divided by the closing price on the business day before that ex-dividend date.

REORGANIZATION EVENTS
Each of the following is a reorganization event

- Motorola, Inc. common stock is reclassified or changed

- Motorola, Inc. has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all outstanding Motorola, Inc. common stock is exchanged for or converted into other property

- a statutory share exchange involving outstanding Motorola, Inc. common stock and the securities of another entity occurs, other than as part of an event described above

- Motorola, Inc. sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity

- Motorola, Inc. effects a spin-off--that is, issues to all holders of Motorola, Inc. common stock equity securities of another issuer, other than as part of an event described above

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SPECIFIC TERMS OF THE GOALS
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- Motorola, Inc. is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or another entity completes a tender or exchange offer for all the outstanding Motorola, Inc. common stock.

ADJUSTMENTS FOR REORGANIZATION EVENTS
If a reorganization event occurs, then the calculation agent will adjust the stock redemption amount by adjusting the amount and type of property deliverable on the stated maturity date in exchange for each $1,000 of outstanding principal amount of the GOALs, which we refer to as the "reference amount". Initially, the reference amount will be the amount of Motorola, Inc. common stock specified above. However, if the stock redemption amount is adjusted because of a dilution event, then the reference amount will be adjusted in a corresponding manner. For example, if a stock redemption amount adjustment is required because of a stock split, reverse stock split, stock dividend, extraordinary dividend or issuance of rights or warrants, then the reference amount might be adjusted to be a proportion or multiple of the amount of Motorola, Inc. common stock specified herein, depending on the event requiring adjustment.

Similarly, if adjustment is required because of a reorganization event in which cash and securities are distributed, for example, the reference amount will be adjusted to be the amount of cash and the securities distributed in the event in respect of the amount of Motorola, Inc. common stock specified herein, if there has been no prior adjustment of the stock redemption amount. If there has been a prior adjustment, the reference amount will be adjusted to be the amount of cash and the securities distributed in the event in respect of the specified amount of Motorola, Inc. common stock or whatever else the reference amount might be when the distribution occurs.

If a reorganization event occurs, the reference amount will be adjusted so as to consist of the amount and type of property--whether it be cash, securities or other property--distributed in the event in respect of the prior reference amount. If more than one type of property is distributed, the reference amount will be adjusted so as to consist of each type of property distributed in respect of the prior reference amount, in a proportionate amount so that the value of each type of property comprising the new reference amount as a percentage of the total value of the new reference amount equals the value of that type of property as a percentage of the total value of all property distributed in the reorganization event in respect of the prior reference amount.

For the purposes of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of property distributed in the distribution, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the exchange date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of Motorola, Inc. common stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent.

If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the property distributed in the event as described above, the calculation agent will make further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if the Motorola, Inc. common stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

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SPECIFIC TERMS OF THE GOALS
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For example, if Motorola, Inc. merges into another company and each share of
Motorola, Inc. common stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount will be adjusted to consist of two common shares and the specified amount of cash. The calculation agent will adjust the common share component of the new reference amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section entitled "--Antidilution Adjustments" as if the common shares were Motorola, Inc. common stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount. Consequently, holders of GOALs who receive shares of Motorola, Inc. at maturity will be entitled to receive, for each $1,000 of the outstanding principal amount of the GOALs being exchanged, all components of the reference amount in effect on the exchange date, with each component having been adjusted on a sequential and cumulative basis for all relevant events requiring adjustment on or before the exchange date.

In this prospectus supplement, references to the calculation agent adjusting the stock redemption amount in respect of a dilution event means that the calculation agent will adjust the reference amount in the manner described in this subsection if the dilution event is a reorganization event.

DISTRIBUTION PROPERTY
The term "distribution property" used in this prospectus supplement means the cash, securities and other property or assets distributed in a reorganization event in respect of an amount outstanding of Motorola, Inc. common stock equal to the amount specified above as the redemption amount or in respect of whatever the reference amount may then be if any antidilution adjustment has been made in respect of a prior event. In the case of a spin-off, the distribution property also includes the specified amount of Motorola, Inc. common stock--or other applicable reference amount--in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for Motorola, Inc. common stock as described above. Consequently, in this prospectus supplement, references to Motorola, Inc. common stock mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount. Similarly, references to Motorola, Inc. mean any successor entity in a reorganization event.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the GOALs is accelerated, we will pay the default amount in respect of the principal of the GOALs at maturity. We describe the default amount below under "--Special Calculation Provisions."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the GOALs are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the GOALs as the outstanding principal amount of that note. Although the terms of the GOALs may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the GOALs. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "--Modification and Waiver of Covenants."

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SPECIFIC TERMS OF THE GOALS
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MANNER OF PAYMENT AND DELIVERY

Any payment or delivery on the GOALs at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the GOALs are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary. We may make any delivery of index stock or distribution property ourselves or cause our agent to do so on our behalf.

MODIFIED BUSINESS DAY

As described in the attached prospectus, any payment on the GOALs that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "Maturity Date" and "Determination Date" above. The same will apply to any delivery of the index stock that would otherwise be due on a day that is not a business day. For the GOALs, however, the term business day has a different meaning than it does for other Series A medium-term notes. We discuss this term under "--Special Calculation Provisions" below.

ROLE OF CALCULATION AGENT

The calculation agent will make all determinations regarding the antidilution adjustments, market disruption events, the closing price or other value of the index stock and the default amount. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that the firm named as the calculation agent in this prospectus supplement is the firm serving in that role as of the original issue date of the GOALs. We may change the calculation agent after the original issue date without notice.

SPECIAL CALCULATION PROVISIONS

BUSINESS DAY

When we refer to a business day with respect to the GOALs, we mean a day that is a business day of the kind described in the attached prospectus but that is not a day on which the principal securities market for the index stock is authorized by law or executive order to close.

CLOSING PRICE
The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share or other unit basis:

- on the principal national securities exchange on which that security is listed for trading on that day, or

- if that security is not listed on any national securities exchange, on the Nasdaq National Market System on that day, or

- if that security is not quoted on the Nasdaq National Market System on that day, on any other U.S. national market system that is the primary market for the trading of that security.

If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

DEFAULT AMOUNT

The default amount for the GOALs on any day will be an amount, in the specified currency for the principal of the GOALs, equal to the cost of having a qualified financial institution, of the kind and

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SPECIFIC TERMS OF THE GOALS
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selected as described below, expressly assume all our payment and other obligations with respect to the GOALs as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the GOALs. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the GOALs in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the GOALs, which we describe below, the holders of the GOALs and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD.

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

- no quotation of the kind referred to above is obtained or

- every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of the GOALs.

QUALIFIED FINANCIAL INSTITUTIONS.

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America,

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SPECIFIC TERMS OF THE GOALS
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Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

- A-1 or higher by Standard & Poors' Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

BOOKING BRANCH

The GOALs will be booked through UBS AG, Jersey branch.

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Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the GOALs for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the GOALs as described below.

In anticipation of the sale of the GOALs, we or our affiliates expect to enter into hedging transactions involving purchases of the index stock and listed or over-the-counter options on the index stock prior to and on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

- acquire or dispose of the index stock or other securities of Motorola, Inc.,

- take or dispose of positions in listed or over-the-counter options or other instruments based on the index stock and/or

- take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the NYSE or other components of the U.S. equity market.

We or our affiliates may acquire a long or short position in securities similar to the GOALs from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the determination date. That step may involve sales or purchases of the index stock, listed or over-the-counter options on the index stock or listed or over-the-counter options or other instruments based on indices designed to track the performance of the NYSE or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of the GOALs from time to time. See "Risk Factors" above for a discussion of these adverse effects.

                                                                           S- 25
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Supplemental Tax Considerations

The following is a general description of certain United States and Swiss tax considerations relating to the GOALs. It does not purport to be a complete analysis of all tax considerations relating to the GOALs. Prospective purchasers of GOALs should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Switzerland and the United States of acquiring, holding and disposing of GOALs and receiving payments of interest, principal and/or other amounts under the GOALs. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of our counsel, Sullivan & Cromwell, it would be reasonable to treat your GOAL as either (i) an investment unit consisting of a non-contingent debt instrument issued by us to you (the "Debt Portion") and a put option on the index stock written by you and purchased by us (the "Put Option") or (ii) a single contingent debt instrument subject to the special tax rules governing contingent debt instruments. The discussion below discusses the United States federal income tax consequences that would be applicable to you under either characterization. The terms of your GOAL, however, require you and us (in the absence of an administrative determination or judicial ruling to the contrary) to treat your GOAL for all tax purposes as an investment unit consisting of the Debt Portion and Put Option. In purchasing your GOAL, you agree to these terms.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR GOAL SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN A GOAL ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR GOAL DESCRIBED ABOVE AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR GOAL.

Treatment as an Investment Unit. If your GOAL is properly treated as an investment unit consisting of a Debt Portion and Put Option, it is likely that the Debt Portion of your GOAL would be treated as having been issued for the principal amount of the GOAL and that interest payments on the GOAL would be treated in part as payments of interest and in part as payments for the Put Option. Amounts treated as interest would be includible in income by you in accordance with your regular method of accounting for interest for United States federal income tax purposes. Amounts treated as payment for the Put Option would be deferred and would either be included in income by you upon the maturity, early redemption or sale of your GOAL or would reduce the basis of any index stock you receive upon the maturity or early redemption of your GOAL. The terms of your GOAL require you and us to treat the Debt Portion as paying annual interest of 6.5% and the Put Option as paying annual payments of 12.0%.

A cash payment of the principal amount of your GOAL upon the maturity of your GOAL would likely be treated as (i) payment in full of the principal amount of the Debt Portion, which would likely not result in the recognition of gain or loss if you are an initial purchaser of your GOAL and (ii) the lapse of the Put Option which would likely result in your recognition of short-term capital gain in an

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SUPPLEMENTAL TAX CONSIDERATIONS
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amount equal to the amount paid to you for the Put Option and deferred as described in the preceding paragraph.

A payment of index stock upon the maturity of your GOAL would likely be treated as (i) payment in full of the principal amount of the Debt Portion, which would likely not result in the recognition of gain or loss if you are an initial purchaser of your GOAL and (ii) the exercise by us of the Put Option and your purchase of the index stock for an amount equal to the principal amount of your GOAL. Your United States federal income tax basis in the index stock you receive would equal the principal amount of your GOAL less the amount of payments you received for the Put Option and deferred as described in the second preceding paragraph. Your holding period in the index stock you receive would begin on the day after you beneficially receive such index stock. If you receive cash in lieu of a fractional share of index stock, you would recognize a short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your tax basis (determined in the manner described above) in the fractional share.

Upon an early redemption or sale of your GOAL for cash or index stock, you would be required to apportion the value of the amount you receive between the Debt Portion and Put Option on the basis of the values thereof on the date of the redemption or sale. You would recognize gain or loss with respect to the Debt Portion in an amount equal to the difference between (i) the amount apportioned to the Debt Portion and (ii) your adjusted United States federal income tax basis in the Debt Portion (which would generally be equal to the principal amount of your GOAL if you are an initial purchaser of your GOAL). Except to the extent attributable to accrued but unpaid interest with respect to the Debt Portion, such gain or loss would be long-term capital gain or loss if your holding period in your GOAL is greater than one year. The amount of cash or index stock that you receive that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described in the preceding paragraph) would be treated as short-term capital gain. If the value of the Debt Portion on the date of the sale or early redemption of your GOAL is in excess of the amount you receive upon such sale or early redemption, you would likely be treated as having made a payment (to us in the case of an early redemption or to the purchaser in the case of a sale) equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

If you are a secondary purchaser of your GOAL, you would be required to allocate your purchase price for your GOAL between the Debt Portion and Put Option based on the respective fair market values of each on the date of purchase. If, however, the portion of your purchase price allocated to the Debt Portion in accordance with the preceding sentence is in excess of your purchase price for your GOAL, you would likely be treated for tax purposes as having paid nothing for the Put Option (i.e., your purchase price for the Put Option would be zero) and as having received a payment for obligating yourself under the Put Option (which will be deferred as described in the fourth preceding paragraph) in an amount equal to such excess. If the portion of your purchase price allocated to the Debt Portion is at a discount form, or is in excess of, the principal amount of your GOAL, you may be subject to the market discount or amortizable bond premium rules described in the accompanying prospectus under "U.S. Tax Considerations -- Original Issue Discount -- Market Discount" and "U.S. Tax Considerations -- Notes Purchased at a Premium" with respect to the Debt Portion. The portion of your purchase price that is allocated to the Put Option would likely be offset for tax purposes against amounts you subsequently receive with respect to the Put Option (including amounts received upon a sale of the GOAL that are attributable to the Put Option), thereby reducing the amount of gain or increasing the amount of loss you would recognize with respect to the Put Option or with respect to the sale of any index stock you receive upon the exercise of the Put Option.

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     Example of Tax Treatment as an Investment Unit.  The following example is for illustrative purposes only. Assume that you purchased a GOAL on the initial issuance with an underlying stock issued by a hypothetical XYZ Company at par for $1,000 and will receive a 16% annual coupon. Assume further that the $160 annual coupon consists of an interest payment on the Debt Portion of 6%, or $60, and a payment with respect to the Put Option of 10%, or $100. Under the treatment agreed to, you would include the interest portion of $60 in ordinary income in the year it is received or accrued, depending on your accounting method for tax purposes. Initially, the portion of the coupon attributable to the Put Option ($100) would not be subject to tax.

     For an 18 month GOAL that is not sold prior to maturity, the coupon payments would total $240, $90 of which would be taxed as ordinary interest income in the year it is received or accrued and $150 of which would not be subject to tax until maturity. If the share price of XYZ Company is equal to or higher than the initial stock price of $100 at maturity, you would receive $1,000 cash and recognize a short-term capital gain of $150 (that is, the amount of the payments previously received by you with respect to the Put Option). If the share price of XYZ Company at maturity is below the $100 initial stock price, you would receive 10 shares of XYZ Company stock for your GOALs (that is, $1,000 principal amount/$100 per share initial price = 10 shares). Your basis in the shares received would be $850, which is the initial purchase price of your GOAL ($1,000) less the payments previously made to you with respect to the Put Option ($150).

     The above example can be summarized as follows:

    INITIAL INVESTMENT
    Dollars invested in GOAL....................................    $1,000
    Annual coupon...............................................        16%
      Fixed income component of coupon..........................         6%
      Option component of income................................        10%
    Initial stock price of XYZ company..........................      $100
    Number of shares received if stock price at maturity has
      declined from the initial price ($1,000 par amount/initial
      stock price of $100 = 10 shares of XYZ common stock)......        10

                                                                   EVERY      TOTAL FOR 18
                                                                  6 MONTHS       MONTHS
                                                                  --------    ------------
    COUPON PAYMENT
    Ordinary interest income (taxed in year received or
      accrued)..................................................       $30             $90
    Option component of income (tax impact deferred until
      maturity).................................................       $50            $150
                                                                  --------    ------------
      Total coupon..............................................       $80            $240

    THERE ARE TWO POTENTIAL OUTCOMES AT MATURITY
    1) If XYZ common stock is at or above $100 at maturity, then the:
         Investor receives repayment of principal...............                    $1,000
         Investor recognizes short term capital gains tax on the
          option component of income............................                      $150
    2) If XYZ common stock is below $100 at maturity, then the:
    Investor receives 10 shares of XYZ common stock the market value of which depends on the stock price of XYZ company.
      The cost basis of the stock is:
         Initial Investment.....................................                    $1,000
         Less: total interest on option component...............                     -$150
                                                                              ------------
    Net cost basis..............................................                      $850

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Alternative Characterization.  If your GOAL is properly treated as a single debt instrument subject to the special U.S. Treasury Regulations governing contingent debt instruments, the amount of interest you would be required to take into account for each accrual period would be determined by constructing a projected payment schedule for your GOAL and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a non-contingent fixed rate debt instrument with other terms and conditions similar to the GOAL and then determining as of the issue date a payment schedule (including all fixed payments of interest actually provided for and a hypothetical payment at maturity) that would produce the comparable yield. These rules would generally have the effect of (i) treating each payment of stated interest on your GOAL in part as taxable interest income (to the extent of the comparable yield) and thereafter as a tax-free return of capital and (ii) requiring you to use an accrual (rather than the cash receipts and disbursements) method of accounting with respect to interest on your GOAL.

If your GOAL is treated as a contingent debt instrument, you would recognize gain or loss upon the sale, early redemption or maturity of your GOAL in an amount equal to the difference, if any, between the cash or the fair market value of any index stock received at such time and your adjusted United States federal income tax basis in your GOAL. In general, your adjusted United States federal income tax basis in your GOAL would equal the amount you paid for your GOAL, increased by the amount of interest you previously accrued with respect to your GOAL (in accordance with the comparable yield and the projected payment schedule) and decreased by the amount of interest payments you received with respect to your GOAL. Any gain recognized by you upon the sale, early redemption or maturity of your GOAL would be ordinary interest income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your GOAL, and thereafter, capital loss. Your holding period in any index stock received upon the maturity of your GOAL would begin on the day after your receipt of the index stock.

If your GOAL is treated as a contingent debt instrument and you purchase your GOAL in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of your GOAL, such excess or discount would not be subject to the generally applicable market discount and amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your GOAL in the secondary market at a price other than the adjusted issue price of your GOAL, you should consult your tax advisor as to the possible application of such rules to you.

Wash Sale Rules. If you purchase your GOAL at original issue and you sell shares of the index stock prior or subsequent to such purchase, your purchase of a GOAL will not cause you to be subject to any restriction or limitation with respect to the recognition of loss, if any, for federal income tax purposes upon your sale of the index stock. If you are a secondary purchaser of a GOAL or if you have shorted shares of the index stock, you should consult your tax advisor regarding the possible application of the wash sale rules to your sale of shares of the index stock prior or subsequent to your purchase of a GOAL.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your GOAL but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your GOAL unless you comply with certain certification and identification requirements as to your foreign status.

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SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL AND INTEREST
Under present Swiss law, payment of interest on and repayment of principal of the GOALs by us are not subject to Swiss withholding tax (Swiss Anticipatory
Tax), and payments to holders of the GOALs who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION
Under present Swiss Law, a holder of GOALs who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a GOAL.

STAMP, ISSUE AND OTHER TAXES
There is no tax liability in Switzerland in connection with the issue and redemption of the GOALs. However, GOALs sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

RESIDENTS OF SWITZERLAND
For residents of Switzerland, for tax purposes, that portion of the annual interest payment representing interest shall be treated as income and that portion of the annual interest payment representing an option premium shall be treated as a capital gain.

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ERISA Considerations

We, UBS Warburg LLC, UBS PaineWebber Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefits plan that is subject to the ERISA and/or an individual retirement account that is subject to the Code ("Plan"). The purchase of GOALs by a Plan with respect to which UBS Warburg LLC, UBS PaineWebber Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of GOALs by a Plan with respect to which UBS Warburg LLC, UBS PaineWebber Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any GOAL on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto.

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Supplemental Plan of Distribution

UBS AG has agreed to sell to UBS Warburg LLC and PaineWebber Incorporated, and UBS Warburg LLC and PaineWebber Incorporated have agreed to purchase from UBS AG, the aggregate principal amount of the GOALs specified on the front cover of this prospectus supplement. UBS Warburg LLC and PaineWebber Incorporated intend to resell the offered GOALs at the original issue price applicable to the offered GOALs to be resold. In the future, we or one or more of our affiliates may repurchase and resell the offered GOALs in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

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